Exhibit 99.1


  Qualstar Reports Fourth Quarter and Fiscal Year 2003 Results


    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Aug. 21, 2003--

                18th Consecutive Year of Profitability;

           Further Increased Cash and Marketable Securities to $36.1 Million, or $2.85 Per Share;

       First Company to Ship Libraries with Super AIT Technology

    Qualstar(R) Corporation (Nasdaq:QBAK), a leading manufacturer of automated tape storage solutions, today reported financial results for the fourth quarter and fiscal year ended June 30, 2003.

    Fourth Quarter Results

    Revenues for the quarter were $8.2 million, a 19.9 percent decrease from revenues of $10.2 million reported for the same quarter of the prior year. Sequentially, revenues were relatively unchanged from the prior quarter.
    Gross margin was 36.2 percent, compared with 34.9 percent reported in the year-ago quarter. This increase was due to a change in product mix, as the Company experienced fewer sales from lower-margin tape media.
    Research and development costs for the fourth quarter were $1.1 million, or 13.3 percent of revenues, up from fiscal 2002 fourth quarter's $613,000, or 6.0 percent of revenues. This increase is directly related to the Company's focus on the development of enterprise-class tape libraries, an initiative that got underway in the first quarter of fiscal 2003. Sales and marketing expenses in the fourth fiscal quarter were $1.0 million, or 12.3 percent of revenues, compared with $880,000, or 8.6 percent of revenues, in the same quarter last year. This increase in sales and marketing expenses was primarily due to higher advertising and promotion costs. General and administrative expenses for the quarter were $1.3 million, or 16.5 percent of revenues, and grew sequentially as a result of higher legal expenses associated with the Company's defense in the Raytheon patent infringement complaint. This compared with general and administrative expenses of $2.6 million, or 25.0 percent of revenues, for the fourth quarter of fiscal 2002, which included a bad-debt reserve of $1.6 million primarily reflecting a single customer.
    The Company recorded a tax benefit of $252,000 in the fourth quarter to bring its full year effective tax rate for fiscal 2003 to
33.3 percent compared to a tax rate of 40.1 percent in fiscal 2002. The rate for fiscal 2003 is lower principally as a result of lower income before income taxes and a greater percentage of this income from tax-exempt investments.
    The Company reported a net loss for the fourth quarter of $43,000, or breakeven per diluted share, compared with a net loss of $310,000, or $0.02 per diluted share, for last year's fourth quarter.
    Cash, cash equivalents and marketable securities totaled $36.1 million at the end of the fourth quarter, an increase from $35.9 million at the end of the third quarter and $30.8 million at June 30, 2002. The Company generated positive cash from operations in the amount of $164,000 for the fourth quarter. For the fiscal year 2003, Qualstar generated $6.0 million in cash from operations due to improved turnover of receivables and inventories. Days sales outstanding (DSOs) were 50 days, compared with 39 days reported at the end of the previous quarter and 60 days at the end of fiscal 2002. Inventory turns were 2.9 times, relatively unchanged from last quarter and higher than 2.7 times at June 30, 2002.
    Under its stock repurchase program announced on February 12, 2003, the Company bought back 6,900 shares of its common stock during the quarter for a total expenditure of $32,558, or an average price of approximately $4.72 per share. For the year ended June 30, 2003, the Company repurchased 76,567 shares for a total cost of $344,256, or an average price of approximately $4.50 per share.
    Commenting on the fourth quarter results, Bill Gervais, president and chief executive officer of Qualstar Corporation, stated, "Revenues were relatively unchanged on a sequential basis due to two offsetting factors. While we experienced lower sales of our mature TLS libraries, sales of our newly introduced products utilizing the latest technology and our rack mount format were higher.
    "Although we reported a slight net loss, we remained cash flow positive for the fourth quarter, which represented our 14th consecutive quarter of positive net cash provided by operating activities," continued Mr. Gervais. "Our financial position continues to remain strong with no debt and cash and marketable securities of over $36 million.
    "Operationally, we are pleased to share with you several achievements in the fourth quarter," said Mr. Gervais. "We announced the availability of TLS libraries equipped with Sony's Super AIT
(SAIT) tape drives and cartridges. Standing apart from other formats, SAIT is an exciting new technology that provides extremely high storage capacity at up to 500 native gigabytes of data per cartridge, which is over 2.5 times larger than the next popular alternative. Additionally, SAIT offers best-in-class performance with transfer rates at up to 30 megabytes per second, yet is highly affordable at a record-setting low cost per gigabyte. Sales are off to a promising start, and as the first company to ship these libraries, we are optimistic that this first mover advantage will enable us to build market share and further reinforce our leadership position in the marketplace.
    "At this time, we have completed the five initial models of the RLS series, which is setting the industry pace for storage density with over seven terabytes in a five U package. We recently added a sixth model, the RLS 5244, that utilizes SAIT technology and can hold 44 tapes, or an enormous, 22 native terabytes in five units of rack space. Four models are shipping, and we expect to ship the fifth model in the first quarter of fiscal 2004 with the RLS 5244 to begin shipping within 90 days," added Mr. Gervais.

    Fiscal Year Results

    For the twelve months ended June 30, 2003, revenues were $33.6 million, compared with $37.6 million for the prior year, a decline of
10.8 percent. Revenues were lower due to the protracted economic downturn and its consequent negative impact on corporate IT budgets, fewer sales of the Company's maturing TLS libraries and the discontinuation of 9-track tape drive production. Partially offsetting these factors were sales of the Company's new products including the RLS rack mount series and TLS libraries incorporating new technologies. Gross margin for fiscal year 2003 was 36.9 percent, relatively unchanged from the prior year.
    Research and development expenses for the fiscal year doubled to $4.0 million, or 11.9 percent of revenues, from last year's $2.1 million, or 5.7 percent of revenues. The $1.9 million increase can be directly attributed to the Company's strong emphasis on investing in research and development to drive future growth. Sales and marketing expenses for the year were $3.8 million, or 11.4 percent of revenues, compared with $3.0 million, or 8.1 percent of revenues, in fiscal 2002, principally due to higher advertising and promotion expenses. General and administrative expenses for fiscal 2003 were $4.4 million, or 13.2 percent of revenues, compared with $5.2 million, or 13.9 percent of revenues, for fiscal 2002. Fiscal 2002 general and administrative expenses were negatively impacted by the bad-debt reserve of $1.6 million primarily reflecting a single customer.
    For the twelve months ended June 30, 2003, net income was $549,000, or $0.04 per diluted share, compared with $2.8 million, or $0.22 per diluted share, for fiscal 2002.
    "Fiscal 2003 was the beginning of a transition for Qualstar," stated Mr. Gervais. "We weathered the difficult market conditions, and despite the challenges, we achieved our 18th year of uninterrupted profitability. While we worked hard to manage our current business, we critically evaluated our strategy and took several steps to drive our business forward. During the year, we initiated and began executing our multi-year R&D plan -- establishing the Advanced Development Group to develop an enterprise-class library system that will drive long-term growth. We also completed and introduced the new RLS line of rackmount products to the market.
    "For fiscal 2004, we are focused on growing sales of our new products and incorporating the latest technology into our core TLS tape libraries. We continue to identify and sign up quality resellers to expand our distribution network. We are assessing our competitive positioning and taking steps to strengthen our brand awareness. Additionally, we plan to penetrate new markets, such as sales to government customers. We are confident that our new product development efforts and sales initiatives are forming the foundation for Qualstar's future success," concluded Mr. Gervais.

    Guidance

    Due to limited visibility, the Company will continue to provide guidance for one quarter only. The Company expects that its first quarter of fiscal 2004 revenues will be in the range of $7.6 million to $8.1 million.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fourth quarter and fiscal year 2003 results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet under Investors at www.qualstar.com. Please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the conference call at 800-218-0204 or 303-262-2194. An audio replay will be available through August 28, 2003, by calling 800-405-2236 (303-590-3000 for international callers) and entering the passcode 549435.

    About Qualstar Corporation

    Qualstar is a leading manufacturer of automated tape libraries used for backup, archival storage, data protection, disaster recovery and storage management systems. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed, and supported worldwide by selected Original Equipment Manufacturers, Value Added Resellers, and Systems Integrators. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission.


                         QUALSTAR CORPORATION
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (in thousands, except per share amounts)


                            Three Months Ended        Year Ended
                                 June 30,              June 30,
                             2002        2003      2002       2003
                          (unaudited) (unaudited)          (unaudited)

Net revenues                 $10,200    $8,168    $37,631     $33,557

Cost of goods sold             6,641     5,212     23,753      21,171

Gross profit                   3,559     2,956     13,878      12,386

Operating expenses:
 Research and development        613     1,089      2,136       3,994
 Sales and marketing             880     1,008      3,048       3,834
 General and administrative    2,550     1,345      5,222       4,428
    Total operating expenses   4,043     3,442     10,406      12,256

Income (loss) from operations   (484)     (486)     3,472         130

Investment income                251       191      1,133         693

Income (loss) before
 income taxes                   (233)     (295)     4,605         823

Provision (benefit) for
 income taxes                     77      (252)     1,845         274

Net income (loss)              $(310)     $(43)    $2,760        $549

Earnings (loss) per share:
 Basic                        $(0.02)   $(0.00)     $0.22       $0.04
 Diluted                      $(0.02)   $(0.00)     $0.22       $0.04

Shares used to compute
 earnings (loss) per share:
 Basic                        12,493    12,582     12,475      12,579
 Diluted                      12,493    12,582     12,664      12,666



                         QUALSTAR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                                  June 30,  June 30,
                     ASSETS                        2002       2003
                                                           (unaudited)
Current assets:
 Cash and cash equivalents                         $4,859      $6,236
 Marketable securities                             25,986      29,857
 Receivables, net of allowances of $2,100
  in 2002 and $260 in 2003                          6,695       4,535
 Inventories                                        9,652       7,091
 Prepaid expenses and other current assets            355         234
 Prepaid income taxes                                 148       1,336
 Deferred income taxes                              1,501         939

    Total current assets                           49,196      50,228

Property and equipment, net                         1,324       1,557
Other assets                                          238         311
    Total assets                                  $50,758     $52,096

      LIABILITIES AND SHAREHOLDERS'  EQUITY

Current liabilities:
 Accounts payable                                  $1,590      $1,136
 Accrued payroll and related liabilities              308         432
 Other accrued liabilities                            693       1,469
 Income taxes payable                                  98           -

    Total current liabilities                       2,689       3,037

Deferred income taxes                                  96         191

Shareholders' equity:
 Preferred stock, no par value; 5,000 authorized,
  no shares issued                                      -           -
 Common stock, no par value; 50,000 shares
  authorized, 12,656 shares issued and
  outstanding as of June 30, 2002 and
  12,640 as of June 30, 2003                       20,751      20,366
 Deferred compensation                               (631)       (140)
 Notes from directors                                (387)       (156)
 Accumulated other comprehensive income (loss)        (31)        (22)
 Retained earnings                                 28,271      28,820
    Total shareholders' equity                     47,973      48,868

    Total liabilities and shareholders' equity    $50,758     $52,096



    CONTACT: Qualstar Corporation
             Frederic T. Boyer, 805-583-7744
             fboyer@qualstar.com
             or
             FRB/Weber Shandwick
             Investor/Analyst Information:
             Scott Malchow, 310-407-6505
             smalchow@webershandwick.com
             or
             General Information:
             Linda Chien, 310-407-6547
             lchien@webershandwick.com